EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces Third Quarter 2014 Results

•	Operating net income[1] of $187.1 million, or $0.70 per share for the quarter on a fully diluted basis

•	P&C combined ratio of 90.1% for the quarter, compared to 95.0% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $29.8 million, compared to $85.0 million in the prior year quarter

•	Annualized operating return on ordinary shareholders' equity[2] excluding and including unrealized gains and losses on investments were 8.6% and 7.5%, respectively, for the quarter

•
Net income attributable to ordinary shareholders and net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements[3] of $72.4 million and $222.6 million, respectively, for the quarter

•	Fully diluted tangible book value per ordinary share[4] of $35.40 at September 30, 2014, an increase of $1.54, or 4.5%, from December 31, 2013

•	Share buybacks totaled 8.2 million ordinary shares for $275.0 million during the quarter
_________________________
1 Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income attributable to life retrocession arrangements (2) our net realized gains and losses on investments, net of tax, (3) our net realized and unrealized gains and losses on derivatives, net of tax, (4) our net realized and unrealized gains and losses on life retrocession embedded derivative, net of tax, (5) our share of items (2) and (3) for XL's insurance company affiliates for the periods presented, (6) our loss on sale of life reinsurance subsidiary, net of tax, and (7) our foreign exchange gains and losses, net of tax. “Operating net income”, “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized return on ordinary shareholders' equity based on operating net income" and "annualized return on ordinary shareholders' equity based on operating net income excluding unrealized gains and losses on investments".

2Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.

3On May 1, 2014, XL Insurance (Bermuda) Ltd (“XLIB”) entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XL Life Reinsurance (SAC) Ltd. (“XLLR”) (subsequent to the transaction XLLR changed its name to GreyCastle Life Reinsurance (SAC) Ltd), a wholly-owned subsidiary of XLIB, to GreyCastle for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, XLLR reinsures the majority of the Company's life reinsurance business via 100% quota share reinsurance ("Life Retrocession Arrangements") written on a funds withheld basis. Investment results for designated investments that support the Life Retrocession Arrangements (the "Life Funds Withheld Assets") - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are recorded in “Net realized and unrealized gains (losses) on life retrocession embedded derivative” on the consolidated statements of income, which is grouped within "Contribution from Life Retrocession Arrangements." Net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements is a non-GAAP financial measure. See the schedule entitled "Reconciliation"
at the end of this release.

4 Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – October 27, 2014 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its third quarter 2014 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

"While we note the relatively benign catastrophe activity so far this year, XL has produced solid across the board results with P&C underwriting profit and combined ratio well ahead of the prior year quarter. On a year to date basis as well, the third quarter continued a solid 2014, with both Insurance and Reinsurance underwriting profit exceeding last year’s results. We’re proud of what XL is producing, particularly given the well-documented pressure on pricing and renewals. Even with the tough market conditions, we believe we are well poised to build on this progress, relying on the drive, innovation, and skill of our underwriters and global teams."

Highlights
Three and Nine Months Ended September 30
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Operating net income (loss)	$187,088	$154,628	$705,313	$656,087
Per ordinary share-fully diluted	$0.70	$0.53	$2.57	$2.23

Net income (loss) attributable to ordinary shareholders	$72,384	$135,648	$48,840	$759,136
Per ordinary share-fully diluted	$0.27	$0.47	$0.18	$2.57

•
Operating net income of $187.1 million for the quarter increased compared to operating net income of $154.6 million in the prior year quarter primarily due to higher underwriting profit in the current quarter. Net income (loss) attributable to ordinary shareholders of $72.4 million for the quarter decreased compared to $135.6 million in the prior year quarter. As highlighted in the summary consolidated financial data on page 6, net income for the current quarter was negatively impacted by the life retrocession derivative, which is offset by a movement in accumulated comprehensive income and therefore does not impact overall book value.

•	The P&C combined ratio for the quarter of 90.1% was 4.9 percentage points lower than in the prior year quarter, when it was 95.0%.

•
Net investment income for the quarter was $226.4 million, compared to $237.9 million in the prior year quarter and $232.8 million in the second quarter of 2014. Included in investment income in the current quarter is $56.5 million of income related to designated investments that support the Life Retrocession Arrangements written on a funds withheld basis.

•
Net income from investment fund and investment manager operating affiliates was $40.4 million in the quarter, compared to net income of $15.1 million in the prior year quarter. The increase was primarily driven by higher returns from our alternative fund affiliates.

•
Fully diluted tangible book value per ordinary share increased by $0.31 from the prior quarter to $35.40, driven by our net income, the payment of dividends and the benefit of share buyback activity, largely offset by a decrease in unrealized gain on investments net of deferred tax.

•
During the quarter, the Company purchased 8.2 million ordinary shares for $275.0 million in the aggregate at an average price of $33.35 per share, which was accretive to fully diluted tangible book value per ordinary share by $0.15. At September 30, 2014, $442.6 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Three and Nine Months Ended September 30
(U.S. dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Gross premiums written	$1,600,702	$1,609,840	$6,140,870	$5,958,926
Net premiums written	$1,214,246	$1,327,379	$4,567,112	$4,829,560
Net premiums earned	$1,453,673	$1,550,629	$4,304,277	$4,503,372

Underwriting profit (loss)	$144,375	$76,900	$457,195	$349,612

Loss ratio	59.1%	64.9%	58.5%	61.9%
Underwriting expense ratio	31.0%	30.1%	30.9%	30.3%
Combined ratio	90.1%	95.0%	89.4%	92.2%

P&C gross premiums written (“GPW”) in the third quarter decreased 0.6% compared to the prior year quarter. The Insurance segment GPW increased 5.1% from the prior year quarter as a result of new business in North America Construction, Marine, Surety and Political Risk businesses and higher renewed premiums in North American Excess Casualty, Programs, and Construction lines, partially offset by International Financial Lines. The Reinsurance segment GPW decreased 21% from the prior year quarter, predominantly driven by timing and unfavorable renewals in Casualty Treaty in North America and share decreases, timing and cancellations in International Casualty Treaty, largely offset by reinstatement premium adjustments related to losses reported in prior years.

•
P&C net premiums written in the third quarter decreased 8.5% compared to the prior year quarter, primarily as a result of increased ceded written premiums mainly due to the increase of proportional reinsurance in our Insurance Professional, Excess Casualty and International Casualty businesses.

•
P&C net premiums earned (“NPE”) in the third quarter of $1.5 billion were comprised of $1.0 billion from the Insurance segment and $435 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE decreased by 7.8%, primarily due to the earn through of increased proportional reinsurance in our Professional business. Reinsurance NPE decreased by 2.5%, driven by the overall earn through of lower current quarter premiums partially offset by premium adjustments on prior years.

•
The P&C loss ratio in the current quarter was 5.8 percentage points lower than in the prior year quarter. Included in the P&C loss ratio was favorable development of $35.1 million compared to $79.2 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses of $29.8 million net of reinsurance and restatement premiums, with approximately $18.4 million related to our Insurance segment and $11.4 million related to our Reinsurance segment, as compared to $85.0 million in the prior year quarter. Excluding prior year development and natural catastrophe losses net of reinsurance and reinstatement premiums, the third quarter P&C loss ratio was 5.0 percentage points lower than the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 90.4%, compared to 94.7% for the prior year quarter. The Insurance segment combined ratio on this basis was 94.8% for the quarter compared to 97.8% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 80.1% for the quarter compared to 86.8% for the prior year quarter.

•	Operating expenses in the quarter were 9.6% higher than in prior year quarter primarily due to the impact of improved performance on variable compensation.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated October 27, 2014 and is available from the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Monday, October 27, 2014. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on October 27, 2014, through midnight Eastern Time on November 27, 2014. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on October 27, 2014, until midnight Eastern Time on November 27, 2014, by dialing (402) 220-6421 or (888) 667-5775.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in the projected amount of ceded reinsurance recoverables and the ratings and credit worthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated; (f) increased competition on the basis of pricing, capacity, coverage terms or other factors such as the increased inflow of third party capital into reinsurance markets, which could harm XL’s ability to maintain or increase its business volumes or profitability; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in the global financial markets, including the effects of inflation on XL's business, including on pricing and reserving, increased government involvement or intervention in the financial services industry and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments, financing planning and access to such markets or general financial condition; (i) XL's ability to successfully implement its business strategy; (j) changes in ratings, rating agency policies or practices; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of legislative or regulatory developments in the jurisdictions in which XL operates, such as those that could impact the financial markets or increase XL’s business costs and required capital levels, including but not limited to changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets; (o) the actual amount of new and renewal business and acceptance of XL's products and services, including new products and services and the materialization of risks related to such products and services; (p) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (q) the effects of mergers, acquisitions and divestitures, including XL's ability to realize the value or benefits expected as a result of the Life Retrocession Arrangements and (r) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. Dollars in thousands)

	Three Months Ended		Nine Months Ended
Income statement data (Note 1):	September 30		September 30
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Revenues (Note 1):
Net premiums written	$1,233,985	$1,402,062	$4,721,680	$5,043,584

Net premiums earned	$1,473,412	$1,625,312	$4,458,845	$4,717,396

Net investment income - excluding Life Funds Withheld Assets (Note 1)	169,956	237,921	616,753	716,935
Net realized gains (losses) on investments - excluding Life Funds Withheld Assets (Note 1)	9,813	(1,958)	109,886	75,519
Net realized and unrealized (losses) gains on derivative instruments	5,131	880	18,540	3,660
Income (loss) from investment fund affiliates	24,500	5,079	75,486	83,843
Fee income and other	10,782	10,875	31,942	31,378
Total revenues	$1,693,594	$1,878,109	$5,311,452	$5,628,731

Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$859,588	$1,006,520	$2,518,973	$2,787,210
Claims and policy benefits - run-off Life operations	20,101	116,549	218,987	344,269
Acquisition costs	182,882	238,328	566,915	690,473
Operating expenses	341,379	311,506	984,814	898,497
Exchange (gains) losses	(21,286)	20,303	10,296	(24,463)
Interest expense	42,851	37,926	99,877	114,830
Total expenses	$1,425,515	$1,731,132	$4,399,862	$4,810,816

Income (loss) before income tax, income (loss) from operating affiliates, and Life Retrocession Arrangements (Note 1)	$268,079	$146,977	$911,590	$817,915

Net income (loss) from operating affiliates	20,021	24,590	94,044	88,413
Provision (benefit) for income tax, excluding amount related to loss on sale of life reinsurance subsidiary (Note 1)	30,057	897	103,824	73,248

Net income (loss) before Life Retrocession Arrangements (Note 1)	258,043	170,670	901,810	833,080

Contribution from Life Retrocession Arrangements (Note 1)	(148,076)	—	(154,623)	—
Loss on sale of life reinsurance subsidiary, net of tax (Note 1)	—	—	621,323	—

Net income (loss)	109,967	170,670	125,864	833,080

Non-controlling interests	37,583	35,022	77,024	73,944

Net income (loss) attributable to ordinary shareholders	72,384	135,648	48,840	759,136

Other comprehensive income - Life Retrocession Arrangements (Note 1)	148,076	—	154,623	—
Other comprehensive income - P&C, Corporate and Other	(123,182)	51,556	340,649	(757,704)

Comprehensive Income	$97,278	$187,204	$544,112	$1,432

Note 1:Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are recorded in “Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets” on the consolidated statements of income, which is grouped within "Contribution from Life Retrocession Arrangements" in the presentation above. This presentation includes non-GAAP financial measures, as income and expense items related to the Life Funds Withheld Assets are excluded from revenues and expenses and shown in Contribution from Life Retrocession Arrangements.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. Dollars in thousands except share and per share amounts)	At	At
	September 30, 2014	December 31, 2013
	(Unaudited)	(Note 1)
Total investments available for sale	$31,048,399	$28,996,661
Fixed maturities, held to maturity	—	2,858,695
Cash and cash equivalents	2,353,734	1,800,832
Investments in affiliates	1,599,586	1,370,943
Unpaid losses and loss expenses recoverable	3,431,137	3,435,230
Goodwill and other intangible assets	450,411	411,611
Total assets	45,909,756	45,652,887

Unpaid losses and loss expenses	19,936,982	20,481,065
Deposit liabilities	1,242,696	1,509,243
Future policy benefit reserves	4,965,907	4,803,816
Funds withheld liability on Life Retrocession Arrangements, net of future policy benefit reserves recoverable	914,773	—
Unearned premiums	4,301,271	3,846,526
Notes payable and debt	1,662,206	2,263,203

Total shareholders’ equity	11,220,774	11,349,298
Ordinary shareholders' equity	9,841,054	9,997,633
Ordinary shares outstanding (Note 2)	260,289,496	278,297,762

Basic book value per ordinary share (Note 3)	$37.81	$35.92
Fully diluted book value per ordinary share (Note 3)	$37.10	$35.32
Fully diluted tangible book value per ordinary share (Note 3)	$35.40	$33.86

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 2) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) and annualized return on ordinary shareholders’ equity (based on operating net income (loss)) excluding unrealized gains and losses on investments for the three and nine months ended September 30, 2014 and 2013.

(U.S. Dollars in thousands except share and per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$72,384	$135,648	$48,840	$759,136
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, net of tax	201,264	—	218,810	—
Net realized gains (losses) on investments - Life Funds Withheld Assets	5,472	—	13,619	—
Net investment income - Life Funds Withheld Assets, net of tax	(56,474)	—	(75,639)	—
Loss on sale of life reinsurance subsidiary, net of tax	—	—	621,323	—
Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements (Note 2)	$222,646	$135,648	$826,953	$759,136
Net realized gains (losses) on investments - ex. Life Funds Withheld Assets, net of tax	(8,860)	5,306	(104,898)	(75,462)
Net realized and unrealized (gains) losses on derivatives, net of tax	(5,131)	(880)	(18,537)	(3,660)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	8	(108)	(2,728)	(363)
Exchange (gains) losses, net of tax	(21,575)	14,662	4,523	(23,564)
Operating net income (loss) (Note 3)	$187,088	$154,628	$705,313	$656,087
Per ordinary share results: (Note 4)
Net income (loss) attributable to ordinary shareholders - diluted	$0.27	$0.47	$0.18	$2.57
Operating net income (loss) - diluted (Note 2)	$0.70	$0.53	$2.57	$2.23
Weighted average ordinary shares outstanding:
Basic	264,353,291	285,392,500	270,494,192	289,957,218
Diluted - Net income	269,139,902	290,489,613	274,911,937	294,827,974
Diluted - Operating net income	269,139,902	290,489,613	274,911,937	294,827,974
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 5)	$9,841,054	$9,907,896	$9,841,054	$9,907,896
Unrealized (gain) loss on investments, net of tax	$(1,253,127)	$(734,033)	$(1,253,127)	$(734,033)
Average ordinary shareholders' equity excluding unrealized gains (losses) on investments, net of tax (Note 4)	$8,702,648	$9,189,366	$8,926,159	$9,107,051
Average ordinary shareholders' equity (Note 5)	$9,937,672	$9,900,233	$9,919,344	$10,208,987
Operating net income (loss) (Note 3)	$187,088	$154,628	$705,313	$656,087
Annualized operating net income (loss) (Note 3)	$748,352	$618,512	$940,417	$874,783
Annualized return on ordinary shareholders' equity - operating net income (loss) (Notes 3 and 5)	7.5%	6.2%	9.5%	8.6%
Annualized return on ordinary shareholders' equity excluding unrealized gains (losses) on investments - operating net income (loss) (Notes 3 and 5)	8.6%	6.7%	10.5%	9.6%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are recorded in “Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets” on the consolidated statements of income, which is grouped within "Contribution from Life Retrocession Arrangements" in the presentation above. This presentation includes non-GAAP financial measures as income, gains and losses related to the Life Funds Withheld Assets are excluded from revenues and expenses.

Note 3: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income attributable to Life Retrocession Arrangements, (2) our net realized gains and losses on investments, net of tax, (3) our net realized and unrealized gains and losses on derivatives, net of tax, (4) our net realized and unrealized gains and losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, net of tax (5) our share of items (2) and (3) for our insurance company affiliates for the periods presented, (6) our loss on sale of life reinsurance subsidiary, net of tax, and (7) our foreign exchange gains and losses, net of tax. “Operating net income (loss)”, "Operating net income (loss) per ordinary share", “annualized return on ordinary shareholders’ equity” based on operating net income (loss), and “annualized return on ordinary shareholders’ equity” based on operating net income (loss) excluding unrealized gains and losses on investments, are non-GAAP measures.

Note 4: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 5: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income attributable to Life Retrocession Arrangements, (2) net realized gains and losses on investments, net of tax, (3) net realized and unrealized gains and losses on derivative and derivative instruments - Life Funds Withheld Assets, net of tax, (4) net realized and unrealized gains and losses on life retrocession embedded derivative, net of tax (5) XL's share of items (2) and (3) for XL’s insurance company affiliates for the periods presented, (6) loss on sale of life reinsurance subsidiary, net of tax and (7) foreign exchange gains and losses, net of tax; (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding unrealized gains and losses on investments; (iv) net income (loss) attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements and (v) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax include all derivatives entered into by XL other than certain credit derivatives and life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income attributable to Life Retrocession Arrangements and net realized gains and losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, net of tax have been excluded because, as a result of the life reinsurance transaction, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these life retrocession arrangements are not relevant to XL’s underlying business performance. In addition, the loss on the sale of life reinsurance subsidiary, net of tax has been excluded due to the one-time, non-operating nature of this loss.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.